SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                Date of Report (Date of earliest event reported):
                                  May 13, 1998




                             SAGE LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)


        Massachusetts                  1-7054                     04-2179082
(State or other jurisdiction      (Commission File              (IRS Employer
     of incorporation)                 Number)               Identification No.)


    11 Huron Drive, East Natick Industrial Park, Natick, Massachusetts 01760
              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                 (508) 653-0844

Item 5. Other Events.

     On May 13, 1998, Sage Laboratories, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Filtronic plc, a public limited company incorporated under the laws of England and Wales ("Filtronic"), and Fil Acquisition Corp. ("Merger Sub"), a Massachusetts corporation and a wholly-owned subsidiary of Filtronic. Pursuant to the Merger Agreement, Filtronic, an English supplier of advanced telecommunications integrated subsystems, will acquire all of the outstanding shares of common stock, $.10 par value per share (the "Shares"), of the Company for a cash purchase price of $17.50 per Share.

     The transaction will be structured as a cash tender offer for the outstanding Shares followed by a second step merger. The tender offer is subject to a Minimum Condition requiring the tender of at least two-thirds of the outstanding Shares. In addition, the acquisition transaction is subject to the approval of the Filtronic shareholders, obtaining necessary governmental clearances and other customary closing conditions. Following completion of the tender offer, the Company will be merged with Merger Sub in a second-step transaction in which holders of any untendered Shares will be entitled to receive the same cash consideration per Share paid by Filtronic in the tender offer.

     In connection with the Merger Agreement, certain stockholders of the Company holding an aggregate of approximately 25% of the outstanding Shares entered into a Stockholder Agreement with Filtronic pursuant to which each such stockholder agreed to tender to Filtronic all Shares held by him.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SAGE LABORATORIES, INC.



Date:  May 15, 1998                     By: /s/ Carl A. Marguerite
                                            ----------------------
                                            Carl A. Marguerite
                                            Chairman and Chief Executive
                                            Officer and Principal Executive,
                                            Financial and Accounting Officer